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                                                                  Exhibit 12 (b)
                              J. C. Penney Company, Inc.
                            and Consolidated Subsidiaries

              Computation of Ratios of Available Income to Fixed Charges





                                              53 weeks               52 weeks
                                               ended                  ended
                                              Oct. 31,               Oct. 25,
     ($ Millions)                               1998                   1997
                                             __________            __________

     Income from continuing operations       $      995             $     711
        (before income taxes and
        capitalized interest)

     Fixed charges

     Interest (including capitalized
     interest) on:

        Operating leases                            180                   110
        Short term debt                             106                   122
        Long term debt                              555                   473
        Capital leases                                6                     7
        Credit facility                              -                     19
        Other, net                                   -                    (14)
                                              _________             _________
     Total fixed charges                            847                   717


                                              _________             _________
     Total available income                   $   1,842             $   1,428
                                              =========             =========
     Ratio of available income to
        fixed charges                               2.2                   2.0
                                              =========             =========



     The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.

     The Company believes that, due to the seasonal nature of its business, ratios for a period of time other than a 52 or 53 week period are inappropriate.